Exhibit 99.1

FOR IMMEDIATE RELEASE For more information, contact:
                                                              Investor Relations
                                                                  (972) 699-4055
                                                      Email: investor@xanser.com


               XANSER CORPORATION ANNOUNCES SECOND QUARTER RESULTS

                                   Highlights:


o    Net income increased to $420,000 - a $1 million improvement over 2Q 2002

o    Earnings per share of $0.01

DALLAS, TEXAS (August 1, 2003) - Xanser Corporation (NYSE: XNR) today reported results for the quarter ended June 30, 2003. Revenues for the quarter were $33.2 million, compared with $32.4 million in the second quarter 2002. Xanser reported net income of $420,000, which compares with a second quarter 2002 loss of $(573,000). Earnings per share for the second quarter are $0.01.

For the six month period, revenues were $65.5 million, compared with $60.6 million for the six month period in 2002. Income (loss), before the cumulative effect of change in accounting principle, was $563,000 for the six months ended June 30, 2003, compared with $(1.5 million) for the prior year period.

"We are very pleased to announce Xanser's second quarter results," said John R. Barnes, chairman, president and CEO of Xanser Corporation. "We delivered significant improvement over the comparable quarter last year: operating income increased over the prior year by $2 million and net income by $1 million. These results were achieved at the same time we strengthened our balance sheet, paying off half of Xanser's debt during the quarter, leaving only $5 million in corporate debt that is not due until 2008."

Mr. Barnes continued, "The second quarter demonstrates that we are on track with our strategy to build Xanser into a technology-based company capable of real growth over the long term. We have succeeded in reshaping the way we do business and are now beginning to see the positive impact of that strategy on our bottom line. We're confident that our progress will continue in the second half of this year."

BUSINESS SEGMENT REVIEW

Information Technology Services - Xtria

Revenues in the Company's information technology services business, Xtria, were $8.1 million for the quarter ended June 30, 2003, compared with $10.2 million in the second quarter 2002, reflecting the Company's decision to shed lower margin business and focus on selectively increasing revenue for higher margin business. Xtria's operating loss was reduced to $(451,000) in the second quarter, compared with $(1.2 million) in the same period last year.

For the six month period, Xtria revenues were $17.3 million, compared with $17.9 million for the six month period in 2002. Xtria's operating loss for the six month period was reduced to $(759,000), compared with $(1.9 million) in the prior year period.

The Company's focus in Xtria is to lead the technology services sector for the healthcare and financial/insurance markets, delivering solutions that leverage technology to solve industry-specific business problems. In healthcare, Xtria's digital imaging solutions drive the integration and distribution of digital diagnostic images and information across complex healthcare environments. Xtria's enterprise solutions for healthcare, introduced in early 2003, focus on driving IT efficiency and effectiveness through the application of risk management, analysis, training, compliance and security capabilities. In the financial and insurance markets, Xtria's solution set has been widely recognized and adopted as the "de facto industry standard" by financial institutions and insurance providers, serving as the platform for effectively managing portfolio risk. Xtria's financial/insurance group has initiated the migration of its client base to the solution set's next-generation release. These new solution sets solidify Xtria's position in the markets it serves and expand Xtria's technology services offerings.

Xtria is a provider of business solutions and information technology services. Xtria serves organizations in the healthcare, finance and insurance industries, and agencies of the federal and state government. Xtria's solutions and services enable clients to operate at greater efficiencies by more effectively managing risk, enhancing data security, ensuring information privacy and related accreditation and regulatory compliance. Solutions are built on Xtria's deep experience in vertical business segments, application integration and high-end infrastructure design.

Technical Services - Furmanite

Revenues from the Company's technical services business, Furmanite, were $25.1 million in the second quarter 2003, compared with $22.2 million in the prior year period. Operating income from Furmanite increased by $1 million over the prior year, to $2.0 million in the second quarter 2003, compared with $974,000 in 2002.

For the six month period, Furmanite revenues were $48.1 million, compared with $42.6 million for the six month period in 2002. Furmanite's operating income for the six month period increased to $3.3 million, compared with $1.2 million in the prior year period.

The Company's focus in Furmanite's core operations is to maximize margins while growing market share. At the same time, Furmanite is exploring new services, based on new technologies, that can benefit its core customers and new market segments. Furmanite's business is the protection and management of its customers' critical assets, and the Company's technical and technological capabilities help to assure that customers' critical assets are on line and performing for maximum profit.

Furmanite is one of the world's largest specialty technical services companies. For 65 years, Furmanite has achieved the most recognized and respected brand in technical services worldwide. Today, with more than 40 offices on five continents, Furmanite is a global provider of technology-based and technical solutions to international industries. Furmanite's customers encompass every element in the energy and power supply chain - from offshore and land-based drilling operations, to pipelines, refineries and power generation facilities. Its customers also include steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Across this diverse, global customer base, Furmanite delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite, known as The Solutions Group, holds more than 200 international patents and trademarks for its customized products and services, and is a recognized market leader in technical services.


ABOUT XANSER CORPORATION

Xanser Corporation (NYSE: XNR) provides technology-based and technical services worldwide. Xanser's operations deliver business knowledge and solutions to customers. Headquartered in Dallas, Texas, Xanser Corporation's operations consist of an information technology services company and an international technical services firm. Xtria is a provider of business solutions and information technology services. Xtria serves organizations in the healthcare, finance and insurance industries, and agencies of the federal and state government. Xtria's solutions and services enable clients to operate at greater efficiencies by more effectively managing risk, enhancing data security, ensuring information privacy and related accreditation and regulatory compliance. Solutions are built on Xtria's deep experience in vertical business segments, application integration and high-end infrastructure design. Furmanite, one of the world's largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite's diverse, global customer base includes offshore and land-based drilling operations, pipelines, refineries and power generation facilities, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 40 offices on five continents. For more information, visit www.xanser.com.


Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

                               XANSER CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)


                                              Three Months              Six Months
                                             Ended June 30,            Ended June 30,
                                         ---------------------     --------------------
                                           2003          2002        2003         2002
                                         ---------    --------     --------     -------
Revenues:
    Services                             $  29,980    $ 28,454     $ 58,841     $55,327
    Products                                 3,253       3,959        6,616       5,254
                                         ---------    --------     --------     -------
        Total revenues                      33,233      32,413       65,457      60,581
                                         ---------    --------     --------     -------
Costs and expenses:
    Operating costs                         27,836      27,773       55,226      54,277
    Cost of products sold                    2,886       3,833        5,593       5,064
    Depreciation and amortization            1,005       1,019        2,099       1,903
    General and administrative                 817         943        1,624       1,888
                                         ---------    --------     --------     -------
        Total costs and expenses            32,544      33,568       64,542      63,132
                                         ---------    --------     --------     -------

Operating income (loss)                        689      (1,155)         915      (2,551)

Interest and other income, net                  40         112          130         249

Interest expense                              (391)       (408)        (750)       (918)
                                         ---------    --------     --------     -------
Income (loss) before income taxes and
    cumulative effect of change in
    accounting principle                       338      (1,451)         295      (3,220)

Income tax benefit                              82         878          268       1,733
                                         ---------    --------     --------     -------
Income (loss) before cumulative effect
    of change in accounting principle          420        (573)         563      (1,487)

Cumulative effect of change in
    accounting principle - adoption of
    new accounting standard for
    goodwill, net of income taxes             --          --           --       (45,269)
                                         ---------    --------     --------     -------
Net income (loss)                         $    420    $   (573)    $    563    $(46,756)
                                         =========    ========     ========    ========

Earnings (loss) per common share
    - Basic and diluted:
        Before cumulative effect of
          change in accounting principle $    0.01    $  (0.02)    $   0.02    $  (0.04)
        Cumulative effect of change
          in accounting principle             --          --           --         (1.36)
                                         ---------    --------     --------     -------
                                         $    0.01    $  (0.02)    $   0.02    $  (1.40)
                                         =========    ========     ========    ========

                               XANSER CORPORATION
                            SUPPLEMENTAL INFORMATION
                                 (In thousands)
                                  (Unaudited)


                                              Three Months              Six Months
                                             Ended June 30,            Ended June 30,
                                         ---------------------     --------------------
                                           2003          2002        2003         2002
                                         ---------    --------     --------     -------
Revenues:
    Technical services                   $  25,111    $ 22,171     $ 48,119    $ 42,640
    Information technology services          8,122      10,242       17,338      17,941
                                         ---------    --------     --------     -------
                                         $  33,233    $ 32,413     $ 65,457    $ 60,581
                                         =========    ========     ========    ========

Operating income (loss):
    Technical services                   $   1,957    $    974     $  3,298    $  1,187
    Information technology services           (451)     (1,186)        (759)     (1,850)
    General and administrative expenses       (817)       (943)      (1,624)     (1,888)
                                         ---------    --------     --------     -------
                                         $     689    $ (1,155)    $    915    $ (2,551)
                                         =========    ========     ========    ========
